Execution Version

EMPLOYMENT AGREEMENT

Between Ritesh Bhavnani and Snipp Interactive, Inc.

This Employment Agreement ("Agreement") is entered into as of June 1, 2015 (the “Effective Date”) by and between Snipp Interactive, Inc., a Canadian corporation with an office at 6708 Tulip Hill Terrace, Bethesda, MD 20816 (the "Company"), and Ritesh Bhavnani, an individual currently residing at 6708 Tulip Hill Terrace, Bethesda, MD 20816 (the "Executive", and together with the Company the “Parties”, and each sometimes, a “Party”), which shall be Executive's first date of employment pursuant to this Agreement. The Parties believe it to be in their best interest to document the terms of the Executive's employment with the Company, as follows:

In consideration of the employment of the Executive by the Company and the mutual agreements in this Agreement, the Executive and the Company agree as follows:

1.

TERM OF AGREEMENT

This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until such time as it is terminated by either Party in accordance with the provisions of Section 6 of this Agreement (the “Term”).

2.

EMPLOYMENT POSITION AND DUTIES

a.

During the Term, the Company agrees to employ the Executive and the Executive hereby accepts employment with the Company as its President subject to the general supervision, advice and direction of the board of directors of the Company (the “Board”) and subject to the terms and conditions of this Agreement. The Executive's authority, duties and responsibilities shall be consistent with such authority, duties and responsibilities as are customary for this position, including, without limitation: supervising and managing all aspects of the Company's businesses; direct responsibility for the Company's product lines; further developing, refining and implementing the Company's strategic growth plans; and overall responsibility for the Company's domestic and international operations. Executive shall also perform such other services and duties as Board may from time-to-time designate in its sole discretion.

b.

During the Term, the Company agrees to use its commercially reasonable best efforts to ensure that that Executive will be nominated for election by its shareholders to the Board.

c.

Executive shall faithfully, honestly and diligently serve the Company, devote his full working time and attention to his duties, use his best efforts to promote the interests of the Company and follow the reasonable and lawful instructions of the Chairman or the Board. Executive shall carry out his duties in a manner consistent with and in compliance with all present and future requirements and limitations of all applicable federal, state and provincial laws and regulations, including all applicable corporate and securities laws, and all rules, policies and regulations thereunder, to the extent Executive has actual or constructive knowledge of such laws and regulations. Executive acknowledges and fully understands that by entering into this Agreement, he undertakes a fiduciary relationship with the Company and, as a fiduciary, is under an obligation to use due care and act in the best interest of the Company at all times.

d.

Executive agrees that he shall at all times observe and be bound by all rules, policies, procedures, practices, and resolutions adopted, or to be adopted, by the Company which are generally applicable to the Company's officers and employees and which do not otherwise conflict with this Agreement.

e.

The Company shall indemnify Executive in the performance of his duties and responsibilities, and advance expenses in connection with such indemnification to the same extent as the Company's other senior executives and officers, all as set forth in Section 11.

3.

NON-COMPETITION AND NON-SOLICITATION

a.

Acknowledgment. The Executive acknowledges that he is a senior executive of the Company and has extensive knowledge of the Company’s business and marketing practices, customer and vendor relationships and other matters of a confidential nature which are proprietary and highly valuable to the Company.

b.

Restricted Activities. The Executive agrees that, during the course of the Executive’s employment by the Company, and solely in the event of a termination of the Executive’s employment, (a) by the Company for Cause, as further set forth in Section 5.e of this Agreement, or (b) by the Executive without Good Reason, as further set forth in Section 5.a of this Agreement (collectively, the “Qualifying Terminations”),: (A) for a period of twelve (12) months after such Qualifying Termination, the Executive shall not, whether as owner, partner, shareholder, director, consultant, agent, employee, guarantor, surety or otherwise, or through any person: (i) consult with or in any way, directly or indirectly, aid or assist any competitor of the Company in the Restricted Business anywhere in the Restricted Jurisdiction; or (ii) engage or attempt to engage in any employment, consulting or other activity, which activity competes, directly or indirectly, with the activities of the Company in the Restricted Business anywhere in the Restricted Jurisdiction; and (B) for a period of eighteen (18) months after such Qualifying Termination, solicit, endeavor to entice away, employ or offer to employ any person who is on the date hereof employed by the Company, provided that nothing contained herein shall preclude the Executive from employing or offering employment to any employee of the Company who: (x) responds to a general and public advertisement; or (y) directly approaches the Executive for employment (the restrictions in (A) and (B) above, collectively, the “Restricted Activities”). As used in this Agreement, “Restricted Business” means “any business utilizing OCR (Optical Character Recognition) technology for the purposes of verifying/validation of purchases and/or the delivery of rewards, rebates or loyalty points”, and “Restricted Jurisdiction” means the United States of America and Canada.

For the abundance of caution, and notwithstanding anything else to the contrary in this Agreement, it is hereby clarified that the Restricted Activities set forth in this Section 3.b shall immediately terminate and not apply, and except as otherwise set forth in Section 7 and Section 8, the Executive will be under no other restrictions whatsoever, in the event of any termination of the Executive’s employment by the Company other than a Qualifying Termination, including a termination (x) by the Company for any reason during the Term other than for Cause, as further set forth in Section 5.b of this Agreement, and/or (y) by the Executive for good Reason, as further set forth in Section 5.b of this Agreement.

c.

Restricted Activities Consideration.  As consideration to the Executive for agreeing to, and performing in accordance with, the Restricted Activities, the Company will within sixty (60) calendar days from the Effective Date pay the Executive, in immediately available funds, an amount of One Hundred Thousand Dollars ($100,000). Additional consideration to the Executive for agreeing to, and performing in accordance with, the Restricted Activities, includes the continued employment of the Executive by the Company, and the compensation and benefits received and to be received by the Executive in connection with the Executive’s present and future employment by the Company.

4.

ONGOING COMPENSATION AND BENEFITS:

a.

Base Salary: The Executive shall receive an annual base salary of Two Hundred Thousand Dollars ($200,000.00) payable in accordance with the Company's regular payroll practices, as established from time to time, but no less frequently than monthly. During the Term, the Compensation Committee shall review the Executive's base salary on an annual basis taking into consideration such factors as market trends, internal considerations and job performance, and may (but is not obligated to) increase, but not decrease, the annual base salary upon such review, unless the decrease is generally applicable to substantially all senior executives of the Company (but nonetheless totaling no more than 20% in the aggregate).

b.

Annual Incentive Cash Bonus: Executive will be eligible to receive an annual incentive cash bonus (“Annual Bonus”) for each full fiscal year ending during the Term beginning with the 2015 fiscal year with a maximum incentive bonus of 100% of his base salary or any such higher number, when, as and if determined from time to time by the Compensation Committee. The payment of the Annual Bonus is conditional on achievement of pre-determined objective performance goals set forth in writing by the Compensation Committee within a reasonable period after execution of this Agreement. The Annual Bonus determined to be due, if any, will be paid within 30 calendar days after the close of the Company's fiscal year, or such other date as agreed to by the Parties.

c.

Stock Options: Executive shall also be eligible to receive annual stock option grants each year of the Term, at the discretion of the Compensation Committee, which grants will be subject to the terms and conditions applicable to options granted under the Company’s 2015 Incentive Stock Option Plan, as described in that plan and the applicable stock option agreement which the Executive will be required to sign. The grant of stock options shall be at the discretion of the Compensation Committee and determined in discussions with the Executive.

d.

Employee Benefits: The Executive may participate in the Company's, or its Subsidiaries’ employee welfare, benefit, retirement and deferred compensation plans, programs or policies that are in effect and generally available to the other senior executives of the Company, including any profit sharing or 401(k) plans (if and when such plans are created); employee stock purchase, group life, health, hospitalization and disability insurance plans; paid time off; and discount privileges (the "Benefit Plans"). The Executive's participation in the Benefit Plans will be subject to the terms and conditions of each such Benefit Plan, including eligibility and compliance requirements, and on terms at least as favorable as provided to any other executive officer of the Company. Notwithstanding the foregoing, the Company shall have the right to change, alter or terminate any Benefit Plan in its sole discretion.

e.

Reimbursement of Business Expenses: The Company shall pay, advance or reimburse Executive for all normal and reasonable business-related expenses incurred by Executive in the performance of his duties, including travel expenses, in accordance with the Company's policies and on the same basis as paid, advanced or reimbursed to the Company's other senior executives.

5.

TERMINATION OF EMPLOYMENT; CHANGE OF CONTROL

The Parties acknowledges and understands that employment of the Executive with the Company is “at-will” and can be terminated by either Party for no reason, or for any reason not otherwise specifically prohibited by law. Nothing in this Agreement is intended to alter Executive's at-will employment status or obligate the Company to continue to employ Executive for any specific period of time, or in any specific role or geographic location. Except as expressly provided for in this Agreement, upon any termination of employment, Executive shall not be entitled to receive any payments or benefits under this Agreement other than accrued, but unpaid or unused: (i) base salary; and (ii) business expenses. For purposes of this Section 5, these amounts shall be collectively referred to as the "Accrued Obligations." Except as otherwise provided for in this Agreement, upon any termination of employment, Executive shall forfeit all unvested equity awards. Capitalized terms used in this Section 5, but not specifically defined herein, shall have the same meaning as assigned to them in Appendix A to this Agreement.

a.

Termination by Executive without Good Reason. The Executive may voluntarily terminate his employment at any time without Good Reason by providing 30 days prior written notice to the chairman of the Board. If the Executive voluntarily terminates his employment with the Company at any time without Good Reason:

i.

Accrued Obligations. The Company shall pay to the Executive the Accrued Obligations in a lump sum payment, less applicable withholdings and deductions, within 10 days of the Termination Date, or in the case of business expenses, within 10 days after Executive submits a properly documented request for reimbursement.

ii.

Accelerated Vesting. The Company shall, as of the Termination Date, accelerate the vesting of any stock option which remains unvested on the Termination Date as to that number of shares subject to such stock option equal to the product of (i) the number of shares as to which such stock option would have become vested on the vesting date next following the Termination Date (the "Next Option Vesting Tranche"), multiplied by (ii) a fraction, the numerator of which is the number of days elapsed in the vesting period applicable to the Next Option Vesting Tranche through the Termination Date, and the denominator of which is the total number of days in such vesting period. [By way of example, if a stock option vests at a rate of 1/3 of the shares subject thereto on each of the first three anniversaries of grant, the Next Option Vesting Tranche would be that 1/3 of the shares subject to such stock option which would vest on the vesting date next following the Termination Date, and the number of days in the vesting period applicable to the Next Option Vesting Tranche would be 365.] Outstanding vested stock options held by Executive shall remain exercisable until the earlier of (i) the expiration date set forth in the stock option award agreement, and (ii) six (6) months after the Termination Date. Any stock options unvested as of the Termination Date after application of the first sentence of this Section 5.a.ii shall forfeit. Notwithstanding the above, this Section 5.a.ii shall not apply to any unvested stock option which is capable of vesting only if a performance condition (other than the continued performance of services) is attained. To the extent permitted by the applicable regulatory authorities, including any stock exchange on which the Company is listed for trading, the Executive may exercise this stock option by means of a "net exercise," pursuant to which a number of shares subject to such exercise having a fair market value equal to the applicable exercise price will be withheld by the Company in satisfaction of such exercise price.

b.

Termination of Employment by Company without Cause, or by Executive for Good Reason, other Than in Connection with a  Change in Control. If, other than in connection with a Change in Control during the Protection Period (which shall be determined in accordance with the provisions of Section 5.d), at any other time, the Executive's employment is involuntarily terminated by the Company for any reason during the Term other than for Cause, or the Executive terminates his employment for Good Reason:

i.

Accrued Obligations. The Company shall pay to the Executive the Accrued Obligations in a lump sum payment, less applicable withholdings and deductions, within 10 days of the Termination Date, or in the case of business expenses, within 10 days after Executive submits a properly documented request for reimbursement.

ii.

Accelerated Vesting. The Company shall, as of the Termination Date, accelerate the vesting in full of all stock options which remains unvested on the Termination Date. Outstanding vested stock options held by Executive shall remain exercisable until the earlier of (i) the expiration date set forth in the stock option award agreement, and (ii) six (6) months after the Termination Date. To the extent permitted by the applicable regulatory authorities, including any stock exchange on which the Company is listed for trading, the Executive may exercise this stock option by means of a "net exercise," pursuant to which a number of shares subject to such exercise having a fair market value equal to the applicable exercise price will be withheld by the Company in satisfaction of such exercise price.

iii.

Payments. The Company shall, subject to Section 7 and Section 8, make the following payments to Executive, in a lump sum payment, less applicable withholdings and deductions, on the first regular payroll date following the Termination Date:

1.

An amount equal to one (1) times the then annual base salary of the Executive from the Company and its Subsidiaries, in effect immediately prior to the Termination Date, annualized for any partial year; and

2.

A pro-rated portion of the Executive’s Annual Bonus in effect immediately prior to the Termination Date, which pro-rated portion shall be a minimum of One Hundred Thousand Dollars ($100,000).

iv.

Other Benefits. Provided that the Executive and his eligible dependents, if any, are participating in the Company's (or its Subsidiaries’) group health, dental and vision plans on the Termination Date and elect on a timely basis to continue that participation in some or all of the offered plans through the federal law commonly known as "COBRA," the Company will reimburse Executive for Executive's actual COBRA premiums, excluding any administrative fees or costs associated with the processing of Executive's payment by the Company's third-party vendor (the "Company-Subsidized Health Coverage"). The Executive shall continue to be eligible for the Company-Subsidized Health Coverage until the earlier to occur of: (a) twelve (12) months after his Termination Date, (b) the date he is eligible to enroll in the health, dental and/or vision plans of another employer or (c) if the Company in good faith determines that payments under this paragraph (ii) would result in a discriminatory health plan pursuant to the Patient Protection and Affordable Care Act of 2010, as amended, and any guidance or regulations promulgated thereunder (collectively, "PPACA"); provided, however, that the Executive's participation is dependent on him and his dependents continuing to be eligible to participate in the Company's offered plans through COBRA and paying the applicable employee contribution toward the premium cost along with any co-payments or other fees. The Executive agrees to notify the Company promptly if he becomes eligible to enroll in the plans of another employer or if he or any of his dependents cease to be eligible to continue participation in the Company's plans through COBRA. Notwithstanding the foregoing, if the Company's payment of a portion of the Executive's COBRA continuation coverage will be considered discriminatory under the PPACA, the Company shall not pay for or reimburse any portion of the Executive's COBRA continuation coverage upon his termination of employment.

v.

Provided, however, that there will be no duplication of benefits, and that compensation and benefits provided hereunder is in lieu of any compensation or benefits for which the Executive might otherwise have been eligible under any plan, program, or practice of the Company or any related entity. To the extent necessary to avoid duplication of benefits, payments and benefits under this Agreement will be reduced to offset payments or benefits under any other plan, program, or policy.

vi.

Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the compensation and benefits payable to Executive under this Section 5.b.

c.

Termination Due to Death or Disability. The Executive's employment shall terminate automatically upon his death, with the date of death being Executive's Termination Date. If the Executive has a Disability, the Company shall give the Executive written notice of its intention to terminate his employment. In such event, the Executive's Termination Date shall be the 15th day after the date of such written notice. In the event of Executive's death or Disability, the Company shall pay the following:

i.

Accrued Obligations. The Company will pay the Executive, or the Executive’s estate the Accrued Obligations in a lump sum payment, less applicable withholdings and deductions, within 10 days of the Termination Date, or in the case of business expenses, within 10 days after Executive, or his estate, submits a properly documented request for reimbursement.

ii.

Accelerated Options. The Company shall, as of the Termination Date, accelerate the vesting in full of all stock options which remains unvested on the Termination Date. Outstanding vested stock options held by Executive shall remain exercisable until the earlier of (i) the expiration date set forth in the stock option award agreement, and (ii) six (6) months after the Termination Date. To the extent permitted by the applicable regulatory authorities, including any stock exchange on which the Company is listed for trading, the Executive or his legal heirs may exercise this stock option by means of a "net exercise," pursuant to which a number of shares subject to such exercise having a fair market value equal to the applicable exercise price will be withheld by the Company in satisfaction of such exercise price.

iii.

Payments. The Company shall pay the Executive or his estate any declared but unpaid annual incentive cash bonus that, but for Executive's death or Disability, would otherwise have been payable to Executive. Payment of the bonus, if any, to the Executive or his estate will be made at the same time as the Company pays annual incentive cash bonuses, if any, to its other senior executives.

d.

Change in Control: The Company believes that it is in the best interest of the Company and its stockholders for Executive to be in a position to be able to assess objectively and pursue aggressively the interests of the Company's stockholders in making evaluations and carrying on negotiations regarding offers, proposals or other transactions which could result in a Change in Control. To achieve these interests, the Company believes it is essential to provide Executive with compensation arrangements upon a change in control that provide Executive with some financial security.

i.

Accelerated Options as of Change in Control Date. In the event of any Change in Control, any shares, options, restricted shares, performance shares, or other forms of securities issued by the Company and beneficially owned by Executive (whether granted before or after the date of this Agreement) that are unvested, restricted, or subject to any similar restriction that would otherwise require continued employment by Executive beyond the Change in Control Date in order to be vested in the hands of Executive shall immediately vest and become exercisable, or such restrictions shall immediately lapse only to the extent and in the manner specified in the respective award agreements. Outstanding vested stock options held by Executive shall remain exercisable until the earlier of (i) the expiration date set forth in the stock option award agreement, and (ii) six (6) months after the Change in Control Date. To the extent permitted by the applicable regulatory authorities, including any stock exchange on which the Company is listed for trading, the Executive may exercise this stock option by means of a "net exercise," pursuant to which a number of shares subject to such exercise having a fair market value equal to the applicable exercise price will be withheld by the Company in satisfaction of such exercise price.

ii.

Termination during Protection Period. During the Protection Period upon a Change in Control, if Executive’s employment is terminated by the Company, other than for Cause, Disability or other than as a result of Executive's death, or if Executive terminates his employment for Good Reason:

1.

Accrued Obligations. The Company shall pay to the Executive the Accrued Obligations in a lump sum payment, less applicable withholdings and deductions, within 10 days of the Termination Date, or in the case of business expenses, within 10 days after Executive submits a properly documented request for reimbursement.

2.

Accelerated Options. The Company shall, as of the Termination Date, accelerate the vesting in full of all stock options which remains unvested on the Termination Date. Outstanding vested stock options held by Executive shall remain exercisable until the earlier of (i) the expiration date set forth in the stock option award agreement, and (ii) six (6) months after the Termination Date. To the extent permitted by the applicable regulatory authorities, including any stock exchange on which the Company is listed for trading, the Executive may exercise this stock option by means of a "net exercise," pursuant to which a number of shares subject to such exercise having a fair market value equal to the applicable exercise price will be withheld by the Company in satisfaction of such exercise price.

3.

Payments. The Company shall, subject to Section 7 and Section 8, make the following payments to Executive, in a lump sum payment, less applicable withholdings and deductions, on the first regular payroll date following the Termination Date:

A.

(x) In the event the applicable Change in Control was approved by the Executive (including by way of voting in favor of such Change in Control in a Board or stockholders’ meeting), an amount equal to one (1) times the then annual base salary of the Executive from the Company and its Subsidiaries, in effect immediately prior to the Termination Date, annualized for any partial year; or (y) in the event the applicable Change in Control has been specifically objected to in writing by the Executive (including by way of voting against such Change in Control in a Board or stockholders’ meeting), an amount equal to two (2) times the then annual base salary of the Executive from the Company and its Subsidiaries, in effect immediately prior to the Termination Date, annualized for any partial year; and

B.

an amount equal to the Executive's annual incentive cash bonus amount in effect immediately prior to the Change in Control Date, at target.

4.

Other Benefits.  Upon Executive's timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall pay, on Executive's behalf, the portion of premiums of Executive's group health insurance, including coverage for eligible dependents, that the Company, or its Subsidiaries paid immediately prior to the date of termination ("COBRA Payments") for the period that Executive is entitled to coverage under COBRA, but not to exceed eighteen months ("COBRA Period"). Upon becoming eligible to receive comparable coverage from a new employer, the Company will no longer be required to pay such COBRA Payments and Executive will promptly notify the Company.

e.

Termination by the Company for Cause. The Company may involuntarily terminate the Executive's employment for Cause at any time. If the Executive's employment is involuntarily terminated by the Company for Cause, this Agreement shall terminate without further obligations to Executive, other than payment of the Accrued Obligations, which shall be paid in a lump sum payment, less applicable withholdings and deductions, within 10 days of the Termination Date, or in the case of business expenses, within 10 days after Executive submits a properly documented request for reimbursement. All unvested stock options shall forfeit. The Executive's involuntary termination by the Company for Cause shall be communicated by Notice of Termination given to the Executive in accordance with this Agreement. The Company's failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company under this Agreement or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights under this Agreement.

f.

General Release of Claims. Notwithstanding any provision of this Agreement, all payments and benefits described in this Agreement, except for payment of the Accrued Obligations, are conditioned upon the execution, delivery to the Company, and expiration of any applicable revocation period without a notice of revocation having been given by Executive, all by the 30th day following the Termination Date of a General Release of Claims by and between Executive (or the Executive's estate) and the Company in the form attached as Appendix B to this Agreement. (In the event of Executive's death or incapacity due to disability, the form attached as Appendix B will be revised for signature accordingly.)

6.

INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION.

Executive acknowledges that he will be employed by the Company during the Term in a position of special trust and confidence and will be granted access to or may develop trade secrets, intellectual property, and other confidential or proprietary information of the Company. Accordingly, in recognition of the highly competitive nature of the Company's business, Executive understands and agrees as follows.

a.

Intellectual Property. Executive agrees that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during his employment with the Company, including those developed on his own time, which relate to or are useful in the Restricted Business (collectively, "Intellectual Property") shall be owned solely by the Company. Executive understands that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the company within the meaning of the U.S. Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then Executive irrevocably assigns all right, title and interest in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. Executive will, without any additional consideration, execute all documents and take all other actions needed to convey his complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. Executive agrees that the Company may alter or modify the Intellectual Property at the Company's sole discretion, and Executive waives all right to claim or disclaim authorship. Executive represents and warrants that any Intellectual Property that he assigns to the Company, except as otherwise disclosed in writing at the time of assignment, will be his sole, exclusive, original work.

b.

Confidentiality. Executive understands that, by virtue of Executive's employment with the Company, Executive will acquire and be exposed to Confidential Information of the Company. "Confidential Information" includes all ideas, information and materials, tangible or intangible, not generally known to the public, relating in any manner to the business of the Company, its products and services (including all trade secrets), its competitive strengths and weaknesses, its personnel (including its officers, directors, employees, and contractors), its clients, vendors and suppliers and all others with whom it does business that Executive learns or acquires during Executive's employment with the Company. Confidential Information includes, but is not limited to, manuals, documents, computer programs and software used by the Company, all formulas or processes, users manuals, compilations of technical, financial, legal or other data, salary information, client or prospective client lists, names of suppliers or vendors, client, supplier or vendor contact information, customer contact information, business referral sources, specifications,

Intellectual Property, designs, devices, inventions, processes, business or marketing plans or strategies, pricing information, information regarding the identity of the Company's designs, mock-ups, prototypes, and works in progress, all other research and development information, forecasts, financial information, and all other technical or business information. Confidential Information does not include publicly available information or information that is generally known and used within the industry or industries in which the Company engages in business. Executive agrees to hold in trust and confidence all Confidential Information during and for a period of twelve (12) months after the period of Executive's employment with the Company. Executive shall not disclose any Confidential Information to anyone outside the Company or use any Confidential Information for any purpose other than for the benefit of the Company as required by Executive's authorized duties for the Company.

c.

Executive understands that the various terms and conditions of this Agreement shall survive and continue after Executive's employment with the Company terminates. To further protect the Company's Confidential Information and to protect against unauthorized disclosure, Executive hereby expressly agrees that the Company may inform Executive's new employer regarding Executive's duties and obligations under this Section 6.

7.

ADDITIONAL RESTRICTED ACTIVITIES. In addition to the Restricted Activities set forth in Section 3.b, and in exchange for good and valuable consideration, the Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its affiliates. Accordingly, in recognition of the highly competitive nature of the Company's business, Executive understands and agrees as follows.

a.

Executive agrees that, while he is employed by the Company and thereafter, he will not willfully make false, misleading or disparaging statements about the Company or any of its affiliates including, without limitation, its products, services, management, employees and customers.

b.

Executive shall not breach any lawful, enforceable agreement to keep in confidence, or to refrain from using, the nonpublic ideas, information or materials of a third party, including, but not limited to, a former employer or present or former customer or client. Executive shall not bring any such ideas, information or materials to the Company, or use any such ideas, information or materials in connection with Executive's employment by the Company.

c.

Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 6 and 7 of this Agreement. The Executive agrees without reservation that each of the restraints contained in this Agreement is reasonable and necessary for the protection of the goodwill, confidential information and other legitimate interests of the Company and its affiliates; that each and every one of the restraints is reasonable in respect to subject matter, and that the restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which he is bound by the restraints. The Executive further agrees that he will never assert, or permit to be asserted on his own behalf, in any forum, any position contrary to the foregoing. Executive further acknowledges that, were he to breach any of the covenants contained in Sections 6 and 7 hereof, the damage to the Company would be irreparable. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by him of any of said covenants, without having to post bond. The Parties further agree that, in the event that any provision of Section 6 and 7 of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

8.

COOPERATION.

a.

With Company. Executive agrees to cooperate with Company during the course of all third-party proceedings arising out of Company's business about which Executive has knowledge or information before the Termination Date. Such proceedings may include, but are not limited to, internal investigations, administrative investigations or proceedings, and lawsuits (including pre-trial discovery). For purposes of this paragraph, cooperation includes, but is not limited to, Executive's making himself available for interviews, meetings, depositions, hearings, and/or trials without the need for subpoena or assurances by Company, providing any and all documents in his possession that relate to the proceeding, and providing assistance in locating any and all relevant notes and/or documents.

b.

With Third Parties. Executive agrees to communicate with, or give statements to, third parties relating to any matter about which Executive has knowledge or information as a result of his employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests, or as otherwise required by law.

c.

With Media. Executive agrees to communicate with, or give statements to, any member of the media (print, television, radio, or other) relating to any matter about which Executive has knowledge or information as a result of his employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests.

9.

TAXATION & SECTION 409A.

a.

The Company makes no representations or warranties to Executive with respect to tax, economic or legal consequences of the Agreement or any payments or other benefits provided hereunder, including without limitation under Internal Revenue Code Section 409A ("Section 409A"), and no provision of this Agreement shall be interested or construed to transfer any liability for tax penalties, accelerated taxation or interest on account of Section 409A from Executive or any other individual to the Company or any of its affiliates. Executive, by executing this Agreement, shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences.

b.

The Parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the application of Section 409A, and the rules and regulations issued thereunder, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement, the Parties intend that this Agreement and any payments and benefits hereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A so as to avoid the imputation of any tax, penalties, accelerated taxation or interest under Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be construed, interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

c.

If (i) Executive is a "specified employee" within the meaning of Section 409A upon his Termination Date, and (ii) some or any portion of the amounts payable to Executive, if any, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the "Deferred Compensation Separation Benefits") would result in the imposition of the penalty tax under Section 409A if paid to Executive on or within the six (6) month period following the Termination Date, then to the extent such portion of the Deferred Compensation Separation Benefits resulting in the imposition of additional tax would otherwise have been payable on or within the first six (6) months following the Termination Date, it will instead become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the Termination Date (or such longer period as is required to avoid the imposition of additional tax under Section 409A). All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

d.

The Company's obligation to make any reimbursements or provide in-kind benefits to the Executive will be subject to the following restrictions: (1) the expenses paid or reimbursed by the Company in one calendar year will not affect the expenses paid or reimbursed in another calendar year; and (2) reimbursement for any expenses will be made within a reasonable period of time following the date on which the Company receives written documentation of the expense, provided that all expenses will be reimbursed on or before the last day of the calendar year following the calendar year in which the expense was incurred.

10.

NO MITIGATION OBLIGATION

Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

11.

INDEMNIFICATION AND D&O INSURANCE

Executive will be provided indemnification to the maximum extent permitted by the Company’s and its subsidiaries’ and affiliates’ Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

12.

REPRESENTATIONS AND WARRANTIES

The Executive represents and warrants that he is not a party to, or otherwise subject to, any covenant not to compete, or other agreement with any person or entity that would restrict or limit his ability to perform his responsibilities under this Agreement, and that his performance of his obligations under this Agreement will not violate the terms and conditions of any contract or obligation, written or oral, between him and any other person or entity. The Executive is not under any contractual agreement that would conflict with or in any way prevent the Executive from entering into this Agreement or from performing any and all of the Executives' duties hereunder. Executive will not utilize any proprietary or confidential materials or information of any third party while performing duties for the Company.

13.

ASSIGNMENT AND SUCCESSOR

This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by him. This Agreement shall inure to the benefit of and be enforceable by the Company and its successors and assigns.

14.

NOTICES

Any notices required to be given to the Executive shall be sent to his address as shown in the Company's records, which he is responsible for keeping up-to-date. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered mail, postage pre-paid, addressed as follows:

If to the Executive, to:

Ritesh Bhavnani,

6708 Tulip Hill Terrace,

Bethesda, MD 20816

If to the Company, to:

Attn: Noordin S.K. Nanji. Esq.

Stikeman Elliot

Suite 1700, Park Place

666 Burrard Street

Vancouver, BC V6C 2X8

Phone: (604) 631-1300

Fax: (604) 681-1825

With a copy to:

Snipp Interactive Inc.,

Attn: Chairman of the Board

6708 Tulip Hill Terrace,
Bethesda, MD 20816

or to such other address as either party may have furnished to the other in writing, except that notices of change of address shall be effective only upon receipt.

15.

SEVERABILITY AND CONSTRUCTION: If any provision of this Agreement is determined to be invalid, unenforceable, or unlawful by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect, and the provisions that are determined to be invalid, unenforceable, or unlawful will either be limited or reformed so that they will remain in effect to the fullest extent allowed by law.

16.

WAIVER OF BREACH: Except as otherwise specifically provided for in this Agreement, no failure by any party to give notice of any breach of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver or relinquishment of that party's rights, and no waiver or relinquishment of rights by any party at any one or more times will be deemed to be a waiver or relinquishment of such right or power at any other time or times.

17.

ENTIRE AGREEMENT/MODIFICATION IN WRITING: This Agreement, together with the Company's plan or policy documents and governing policies of the Company (each as amended from time to time), constitute the entire understanding relating to the matters addressed in this Agreement and supersede any other prior agreement, whether written or oral. No addition to, or modification of, this Agreement shall be effective unless in writing and signed by both the Executive and an authorized representative of the Company.

18.

DISPUTE RESOLUTION; JURISDICTION: The Parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement. Any Party may give the other Party a written notice of any dispute not so resolved in the normal course of business or through any specific dispute resolution processes provided for elsewhere in this Agreement. Within thirty (30) days after delivery of such notice, representatives of the Parties with full settlement authority shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the Parties are not able to resolve the dispute within such thirty (30) day time period, then either Party may bring an action arising out of or relating to this Agreement exclusively in any federal court located in Washington, DC; provided, however, that if such federal court does not have jurisdiction over such action, such action will be heard and determined exclusively in any District of Columbia Court (and, in each case, any appellate court therefrom). By execution and delivery of this Agreement and such other documents executed in connection herewith, each Party hereby (a) accepts the exclusive jurisdiction of the aforesaid courts, and (b) irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue of any action or proceeding brought in any such court, and further irrevocably waives, to the fullest extent permitted by law, any claim that any such action brought in any such court has been brought in any inconvenient forum. In the event that the Executive is the prevailing party in any such action, the Company agrees to reimburse the Executive 100% (or the maximum amount permissible under applicable law) of the reasonable costs and disbursements and attorneys’ fees incurred by the Executive in any such action. The Executive and the Company expressly waive trial by jury for all claims covered by this Agreement

19.

CONSTRUCTION

Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement, and, accordingly, the normal rule of construction providing for any ambiguities to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole and according to its fair meaning, not strictly for or against either party. Nothing in this Agreement is intended to or constitutes a guarantee of employment for a fixed or specific term, and the Company reserves the right to adopt, amend, discontinue, or otherwise alter its compensation, benefit, and human resources practices, policies, and programs at its discretion.

20.

CONTROLLING LAW:

Except where otherwise provided for herein, this Agreement, and any clams subject to arbitration under this Agreement, shall be governed by and construed in all respects with the laws of the State of New York, excluding any conflict-of-law rule that might refer the construction of this Agreement to the laws of another state, province or country.

21.

COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

22.

INDEPENDENT LEGAL ADVICE

The Executive and the Company acknowledge having the opportunity to obtain independent legal advice in connection with this Agreement. The Executive and the Company have expressly waived this opportunity, have agreed to be jointly represented by The Law Practice of Rahoul Roy, and have agreed to waive any and all conflicts of interest arising from this joint representation.

23.

TERMINATION OF CONSULTING AGREEMENT; RELEASE

Prior to the Effective Date, the Executive was providing services to the Company pursuant Prior to the Effective Date, the Executive was providing services to the Company pursuant to consulting and employment agreements between the Company/its affiliates and the Executive (collectively, the “Consulting Agreements”). The Company and the Executive hereby irrevocably agree that the Consulting Agreements are hereby terminated as of the Effective Date. Each of the Executive and Company hereby for themselves, and on behalf of all of their Subsidiaries and affiliates (each, as applicable, a “Releasor Party”), fully, irrevocably and unconditionally releases, remises, waives and forever discharges the other party, and such other party’s Subsidiaries and affiliates (each, as applicable, a “Released Party” ) of and from, any and all claims, counterclaims, demands, damages, contributions, indemnities, suits, rights to sue, covenants, dues, contracts, judgments, actions and causes of action at law or in equity, whether arising by statute, contract, common law, or otherwise, including claims for negligence, (collectively, the “Claims”) that a Releasor Party, had, has, or may have, against any Released Party arising out of, or in connection with the Consulting Agreement.

[Signature Page Follows]

PRESIDENT EMPLOYMENT AGREEMENT

APPENDIX A - DEFINITIONS

As used in the Agreement, the following terms will have the definitions set forth in this Appendix A:

1.

"Cause" shall mean one or more of the following, provided, however, that for purposes of this definition, no act or failure to act shall be deemed "willful" unless effected by the Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company's best interests, and no act or failure to act shall be deemed "willful" if it results from any incapacity of the Executive due to physical or mental illness.

a.

A willful material breach by Executive of any term of this Agreement, or any of the Company's policies that have been agreed to by the Executive, or of any law, statute, or regulation that is applicable to the Company, which breach remains uncured by the Executive after a period of 30 days after the Executive’s receipt of a written notice from the Company informing the Executive of such breach and providing reasonable information relating to such breach;

b.

The willful appropriation of (or attempted appropriation of) a business opportunity of the Company or its affiliates, including attempting to secure or securing any personal profit in connection with any transaction by the Company or its affiliates;

c.

Intentional and willful injury of another employee or any person in the course of performing services for the Company; or

d.

Any willful conflict of interest, including, but not limited to solicitation of business on behalf of a competitor or potential competitor.

2.

"Good Reason" shall mean one or more of the following:

a.

Material reduction, without Executive's consent, of Executive's base salary, unless the reduction is generally applicable to substantially all senior executives of the Company (but nonetheless totaling no more than 20% in the aggregate);

b.

Failure to pay Executive the compensation described in this Agreement.

c.

Employing any individual (as an employee or a consultant), that the Executive specifically objects to in writing.

d.

Material reduction on an aggregate basis of the benefits provided to Executive under Company benefits plans, unless the reduction is generally applicable to substantially all senior executives of the Company;

e.

A substantial diminution in Executive's authority or duties that is materially inconsistent with Executive's position of Chief Executive Officer without Executive's consent;

f.

Relocation of the Company’s office where the Executive is required to work that increases the commute from Executive's principal residence by more than 50 miles; or

g.

Willful conduct by the Board that results in the Executive being reasonably unable to perform duties that a chief executive officer or a company similar to the Company is reasonably expect to perform.

provided however, that for purposes of "Good Reason", nothing described above shall constitute Good Reason unless Executive has notified the Company in writing describing the event which constitutes Good Reason within 30 days after the occurrence of such event and then only if the Company shall have failed to cure such event within 30 days after the Company's receipt of such written notice and Executive elects to terminate his employment as a result at the end of such 30 day cure period.

3.

"Change in Control" shall mean and be deemed to have occurred if there shall occur any of the following:

(i)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or successor provisions (a "Person")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or successor provisions ("beneficial ownership")) of more than 50% or more of either (1) the then-outstanding or newly issued shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors  (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with subsections (v)(A), (B) and (C) below;

(ii)

During the twelve (12) month period ending on the date of the most recent acquisition of Outstanding Company Voting Securities by a Person, the acquisition by such Person of beneficial ownership of 30% or more of the Outstanding Company Voting Securities; provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with subsections [(v)(A), (B) and (C) below;

(iii)

During the twelve (12) month period ending on the date of the most recent acquisition of assets of the Company by a Person, the acquisition by such Person of assets of the Company having a total gross fair value equal to or more than 40% of the total gross fair market value of the Company's assets immediately before such acquisition; provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (B) any acquisition by any entity pursuant to a transaction that complies with subsections (v)(A), (B) and (C) below;

(iv)

Consummation of a reorganization, merger, recapitalization, reverse stock split, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets directly or through one or more subsidiaries (a "Parent")) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the ultimate parent entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of more than 50% existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

4.

"Change in Control Date" shall be any date during the Term of this Agreement on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if Executive's employment or status as an officer with the Company is terminated within twelve (12) months before the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the "Change in Control Date" shall mean the date immediately before the date of such termination.

5.

“Protection Period” means the period beginning on the Change in Control Date and ending on the last day of the 18-month period following the Change in Control Date.

6.

"Disability" means Executive's inability to perform the essential functions of his regular duties and responsibilities as the Company's Chief Executive Officer, with or without reasonable accommodation, due to a physical or mental injury, illness or impairment for a period of (i) six consecutive months or (ii) an aggregate of nine months (whether or not consecutive) in any 12-month period. The Company reserves the right to make the determination of disability under this Agreement in good faith based upon information supplied by Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers. Executive shall not unreasonably withhold his consent to release relevant medical information or records to the medical personnel selected by the Company or its insurers. Executive and the Company acknowledge that Executive's ability to perform Executive's duties and responsibilities, with or without reasonable accommodation, is the essence of this Agreement.

7.

"Termination Date" means the effective date of Executive's "separation from service" from the Company as defined in Section 409A and Treasury Regulations promulgated thereunder.

8.

"Notice of Termination" means a written notice of termination of this Agreement which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) specifies the Termination Date

9.

"Subsidiary" means an entity 50 percent or more of the voting securities or interests of which are owned, directly or indirectly, by the Company or which is otherwise controlled directly or indirectly by the Company.

APPENDIX B –

GENERAL RELEASE OF CLAIMS

In exchange for the promises and benefits set forth in the Agreement, and to be provided to me following the Effective Date of this General Release, I, Ritesh Bhavnani, on behalf of myself, my heirs, executors and assigns, hereby acknowledge, understand and agree as follows:

1.  On behalf of myself and my family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives, accountants, affiliates and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by me, I fully release, acquit, and forever discharge Snipp Interactive, Inc., its past, present and future officers, directors, shareholders, agents, representatives, insurers, employees, attorneys, subsidiaries, affiliated corporations, and assigns (collectively, the "Releasees"), from any and all charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys' fees, or any other liability of any kind whatsoever, suspected or unsuspected, known or unknown, which have or could have arisen out of my employment with the Company and/or termination of my employment with the Company (collectively, "Claims"), including:

a.  Claims arising under Title VII of the Civil Rights Act of 1964 (as amended); the Civil Rights Acts of 1866 and 1991; the Americans With Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Occupational Health and Safety Act; the Sarbanes-Oxley Act;

b.  Claims for age discrimination arising under the Age Discrimination in Employment Act of 1967 (as amended) ("ADEA") and the Older Workers Benefits Protection Act, except ADEA claims that may arise after the execution of this General Release;

c.  Claims arising out of any other federal, state, local or municipal statute, law, constitution, ordinance or regulation; and/or

d.  Any other employment related claim whatsoever, whether in contract, tort or any other legal theory, arising out of or relating to my employment with the Company and/or my separation of employment from the Company. I also agree that I have been properly paid for all hours worked, have not suffered any on-the-job injury for which I have not already filed a claim and I have been properly provided any leaves of absence because of my own health condition or a family member's health condition.

e.  Excluded from this General Release are any claims that cannot be released or waived by law. This includes, but is not limited to, my right to file a charge with or participate in an investigation conducted by certain government agencies, such as the EEOC or NLRB. I acknowledge and agree, however, that I am releasing and waiving my right to any monetary recovery should any government agency pursue any claims on my behalf that arose prior to the effective date of this General Release.

f.  I waive all rights to re-employment with the Company. If I do apply for employment with the Company, the Company and I agree that the Company need not employ me, and that if the Company declines to employ me for any reason, it shall not be liable to me for any cause of action or damages whatsoever. I further agree that if I am re-hired by the Company or engaged by the Company in any capacity within the 6-month period immediately following my date of separation, I will repay the Company an amount equal to one-half of the net of any severance or separation pay I received. I agree to repay this amount within 30 days following the date I am re-hired or engaged by the Company.

2.  Release of Other Claims. I fully release, acquit, and forever discharge the Company from any and all other charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys' fees or any other liability of any kind whatsoever of which I have knowledge as of the time I sign this General Release.

3.  Restrictive Covenants. I acknowledge and agree that all of my obligations under the restrictive covenants in Sections 6 and 7 of my Chief Executive Officer Employment Agreement remain in full force and effect and shall survive the termination of my employment with the Company and the execution of this General Release.

4.  Consultation with Attorney. I am advised and encouraged to consult with an attorney prior to executing this General Release. I acknowledge that if I have executed this General Release without consulting an attorney, I have done so knowingly and voluntarily.

5.  Period for Review. I acknowledge that I have been given at least 21 days from the date I first received this General Release, or at least 45 days from the date I first received this General Release if my termination is part of a group reduction in force, which date was on or before ___________, during which to consider signing it.

6.  Revocation of General Release. I acknowledge and agree that I have the right to revoke my acceptance of this General Release if I notify the Company in writing within 7 calendar days following the date I sign it. Any revocation, to be effective, must be in writing, signed by me, and either: a) postmarked within 7 calendar days of the date I signed it and addressed to the Chairman of the Board, Snipp Interactive Inc, 6708 Tulip Hill Terrace, Bethesda, MD 20816 ; or b) hand delivered within 7 days of execution of this General Release to the Chairman of the Board. This General Release will become effective on the 8th day after I sign it (the "Effective Date"); provided that I have not timely revoked it.

I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED THAT THE GENERAL RELEASE IS A LEGAL DOCUMENT, AND I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS GENERAL RELEASE. I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS GENERAL RELEASE AND I AM VOLUNTARILY AND KNOWINGLY SIGNING IT.

By:    _______________________________________

SIGNATURE DATE